UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Bumble Inc.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Class of Securities)

12047B105

(CUSIP Number)

John G. Finley

The Blackstone Group Inc.

345 Park Avenue

New York, New York 10154

Tel: (212) 583-5000

with a copy to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

Tel: (202) 636-5500

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

April 28, 2021

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Buzz Holdings L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 43,078,124
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 43,078,124
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,078,124
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Fund—FD L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 388,538
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 388,538
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 388,538
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Family Investment Partnership—Growth ESC L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 84,848
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 84,848
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,848
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BCP Buzz Holdings L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 32,781,134
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 32,781,134
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,781,134
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 28.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BTO Buzz Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BXG Buzz Holdings L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,382,443
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,382,443
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,382,443
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BSOF Buzz Aggregator L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,321,738
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,321,738
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,321,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BTO Holdings Manager—NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 43,078,124
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 43,078,124
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,078,124
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Associates—NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 43,078,124
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 43,078,124
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,078,124
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BTOA—NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 43,078,124
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 43,078,124
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,078,124
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 27.2%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Associates III—NQ L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 388,538
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 388,538
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 388,538
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BTO DE GP—NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 388,538
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 388,538
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 388,538
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BXG Side-by-Side GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 84,848
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 84,848
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,848
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BXG Holdings Manager L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,382,443
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,382,443
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,382,443
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Growth Associates L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,382,443
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,382,443
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,382,443
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BXGA L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,382,443
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 2,382,443
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,382,443
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.1%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Strategic Opportunity Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 5,321,738
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 5,321,738
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,321,738
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.6%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BCP VII Holdings Manager – NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 32,781,134
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 32,781,134
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,781,134
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 28.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Management Associates VII NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 32,781,134
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 32,781,134
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,781,134
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 28.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BMA VII NQ L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 32,781,134
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 32,781,134
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,781,134
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 28.4%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Holdings II L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 84,036,825
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 84,036,825
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,036,825
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Holdings I/II GP L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 84,036,825
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 84,036,825
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 84,036,825
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 52.9%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BTO Holdings Manager L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Tactical Opportunities Associates L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS BTOA L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Holdings III L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Holdings III GP Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 14,200,609
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 14,200,609
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 14,200,609
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 12.3%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS The Blackstone Group Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 98,237,434
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 98,237,434
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,237,434
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 61.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Blackstone Group Management L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 98,237,434
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 98,237,434
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,237,434
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 61.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

CUSIP No. 12047B105

1	NAMES OF REPORTING PERSONS Stephen A. Schwarzman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 98,237,434
	8	SHARED VOTING POWER 0
	9	SOLE DISPOSITIVE POWER 98,237,434
	10	SHARED DISPOSITIVE POWER 0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 98,237,434
12	CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☒
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 61.8%
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

This Amendment No. 1 (“Amendment No. 1”) to Schedule 13D relates to the Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of Bumble Inc., a Delaware corporation (the “Issuer”), and amends and supplements the initial statement on Schedule 13D filed on February 26, 2021 (the “Original Schedule 13D”). This Amendment No. 1 corrects the following information reported in the Original Schedule 13D: (a) the allocation of Issuer securities acquired by each Blackstone Fund in connection with the Issuer’s initial public offering (although the total number of Issuer securities received in the initial public offering did not change), (b) the allocation of Issuer securities sold by each Reporting Persons in the Issuer’s initial public offering on February 16, 2021 (although the total number of Issuer securities sold by the Reporting Persons did not change), and (c) the allocation of Issuer securities beneficially owned by each Reporting Person as of the date of the filing of the Original Schedule 13D and the date hereof (although the total number of Issuer securities beneficially owned did not change). Capitalized terms used but not defined in this Amendment No. 1 shall have the same meanings ascribed to them in the Schedule 13D.

Item 3. Source and Amount of Funds or Other Consideration

Item 3 of the Original Schedule 13D is hereby amended and restated as follows:

On February 10, 2021, in connection with the Issuer’s initial public offering, the Issuer reclassified the partnership interests of Buzz Holdings L.P. and engaged in a series of restructuring transactions as a result of which the Reporting Persons acquired beneficial ownership of the following: (i) Blackstone Buzz Holdings L.P. acquired beneficial ownership of 23,258 shares of Class A Common Stock, one share of Class B common stock of the Issuer (“Class B Common Stock”), and 64,322,613 common units of Buzz Holdings L.P. (“Common Units”), which are exchangeable for shares of Class A Common Stock on a one-for-one basis, (ii) Blackstone Tactical Opportunities Fund—FD L.P. acquired beneficial ownership of one share of Class B Common Stock and 580,360 Common Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, (iii) Blackstone Family Investment Partnership—Growth ESC L.P. acquired beneficial ownership of one share of Class B Common Stock and 126,738 Common Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, (iv) BCP Buzz Holdings L.P. acquired beneficial ownership of 48,965,240 shares of Class A Common Stock, (v) BTO Buzz Holdings II L.P. acquired beneficial ownership of 21,211,476 shares of Class A Common Stock, (vi) BXG Buzz Holdings L.P. acquired beneficial ownership of 3,558,660 shares of Class A Common Stock, and (vii) BSOF Buzz Aggregator L.L.C. acquired beneficial ownership of 7,949,090 shares of Class A Common Stock.

Item 5. Interest in Securities of the Issuer

Item 5(a)-(b) of the Original Schedule 13D is hereby amended and restated as follows:

(a) and (b) Calculations of the percentage of the shares of Class A Common Stock beneficially owned assumes that there were 115,343,526 shares of Class A Common Stock outstanding as of February 26, 2021, based on information set forth in the Issuer’s Annual Report on Form 10-K filed by the Issuer on March 15, 2021, and takes into account any shares of Class A Common Stock underlying Common Units held by the Reporting Persons, as applicable.

The aggregate number and percentage of the Class A Common Stock beneficially owned by each Reporting Person and, for each Reporting Person, the number of shares as to which there is sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, or shared power to dispose or to direct the disposition are set forth on rows 7 through 11 and row 13 of the cover pages of this Schedule 13D and are incorporated herein by reference.

As of the date hereof, (i) Blackstone Buzz Holdings L.P. directly holds 23,258 shares of Class A Common Stock, one share of Class B common stock of the Issuer (“Class B Common Stock”), and 43,054,866 Common Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, (ii) Blackstone Tactical Opportunities Fund—FD L.P. directly holds one share of Class B Common Stock and 388,538 Common Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, (iii) Blackstone Family Investment Partnership—Growth ESC L.P. directly holds one share of Class B Common Stock and 84,848 Common Units, which are exchangeable for shares of Class A Common Stock on a one-for-one basis, (iv) BCP Buzz Holdings L.P. directly holds 32,781,134 shares of Class A Common Stock, (v) BTO Buzz Holdings II L.P. directly holds 14,200,609 shares of Class A Common Stock, (vi) BXG Buzz Holdings L.P. directly holds 2,382,443 shares of Class A Common Stock, and (vii) BSOF Buzz Aggregator L.L.C. directly holds 5,321,738 shares of Class A Common Stock.

In general, each share of Class A Common Stock entitles its holder to one vote on all matters on which Issuer stockholders are entitled to vote generally. Shares of Class B Common Stock have no economic rights but each share generally entitles each holder, without regard to the number of shares of Class B Common Stock held by such holder, to a number of votes that is equal to the aggregate number of Common Units held by such holder on all matters on which Issuer stockholders are entitled to vote generally. Holders of shares of Class B Common Stock vote together with holders of Class A Common Stock as a single class on all matters on which stockholders are entitled to vote generally, except as otherwise required by law. Notwithstanding the foregoing, unless they elect otherwise, each of the Blackstone Funds is entitled to outsized voting rights as follows. Until the High Vote Termination Date (as defined below), each share of Class A Common Stock held by them entitles such person to ten votes and each such Blackstone Fund that holds Class B Common Stock is entitled, without regard to the number of shares of Class B Common Stock held by such Blackstone Fund, to a number of votes equal to 10 times the aggregate number of Common Units held by such Blackstone Fund. “High Vote Termination Date” means the earlier to occur of (i) seven years from the closing of the Issuer’s initial public offering and (ii) the date the parties to the Stockholders Agreement (as defined below) cease to own in the aggregate 7.5% of the outstanding shares of Class A Common Stock, assuming exchange of all Common Units.

BTO Holdings Manager—NQ L.L.C. is the general partner of Blackstone Buzz Holdings L.P. Blackstone Tactical Opportunities Associates—NQ L.L.C. is the managing member of BTO Holdings Manager—NQ L.L.C. BTOA—NQ L.L.C. is the sole member of Blackstone Tactical Opportunities Associates—NQ L.L.C. Blackstone Tactical Opportunities Associates III—NQ L.P. is the general partner of Blackstone Tactical Opportunities Fund—FD L.P. BTO DE GP—NQ L.L.C. is the general partner of Blackstone Tactical Opportunities Associates III—NQ L.P.

BXG Side-by-Side GP L.L.C. is the general partner of Blackstone Family Investment Partnership—Growth ESC L.P. Blackstone Holdings II L.P. is the sole member of BXG Side-by-Side GP L.L.C.

BXG Holdings Manager L.L.C. is the general partner of BXG Buzz Holdings L.P. Blackstone Growth Associates L.P. is the managing member of BXG Holdings Manager L.L.C. BXGA L.L.C. is the general partner of Blackstone Growth Associates L.P.

Blackstone Strategic Opportunity Associates L.L.C. is the managing member of BSOF Buzz Aggregator L.L.C. Blackstone Holdings II L.P. is the sole member of Blackstone Strategic Opportunity Associates L.L.C.

BCP VII Holdings Manager – NQ L.L.C. is the general partner of BCP Buzz Holdings L.P. Blackstone Management Associates VII NQ L.L.C. is the managing member of BCP VII Holdings Manager – NQ L.L.C. BMA VII NQ L.L.C. is the managing member of Blackstone Management Associates VII NQ L.L.C.

Blackstone Holdings II L.P. is the managing member of each of BTOA—NQ L.L.C., BTO DE GP—NQ L.L.C., BXGA L.L.C., and BMA VII NQ L.L.C. Blackstone Holdings I/II GP L.L.C. is the general partner of Blackstone Holdings II L.P.

BTO Holdings Manager L.L.C. is the general partner of BTO Buzz Holdings II L.P. Blackstone Tactical Opportunities Associates L.L.C. is the managing member of BTO Holdings Manager L.L.C. BTOA L.L.C. is the managing member of Blackstone Tactical Opportunities Associates L.L.C. Blackstone Holdings III L.P. is the managing member of BTOA L.L.C. Blackstone Holdings III GP L.P. is the general partner of Blackstone Holdings III L.P. Blackstone Holdings III GP Management L.L.C. is the general partner of Blackstone Holdings III GP L.P.

The Blackstone Group Inc. is the sole member of Blackstone Holdings I/II GP L.L.C. and Blackstone Holdings III GP Management L.L.C. The sole holder of the Series II preferred stock of The Blackstone Group Inc. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Neither the filing of this Schedule 13D nor any of its contents shall be deemed to constitute an admission that any Reporting Person is the beneficial owner of the Class A Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Class A Common Stock.

Any beneficial ownership of Class A Common Stock by any of the persons listed on Schedule I is set forth on Schedule I attached hereto.

By virtue of the Stockholders Agreement (as defined below), the Reporting Persons and Whitney Wolfe Herd and her affiliates are deemed to be members of a group for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. Ms. Wolfe Herd and her affiliates are filing a separate Schedule 13D to report the Class A Common Stock that they may be deemed to beneficially own. Based on the Schedule 13D/A filed by Ms. Wolfe Herd on March 26, 2021, collectively, the Reporting Persons and Ms. Wolfe Herd and her affiliates may be deemed to beneficially own in the aggregate 123,588,831 shares of Class A Common Stock, representing 67.3% of the outstanding Class A Common Stock.

Item 5(c) of the Original Schedule 13D is hereby amended and restated to correct the sales information reported therein:

(c) Except as set forth in this Schedule 13D and below, none of the Reporting Persons or, to the best knowledge of the Reporting Persons, any other person named in Schedule I, has effected any transaction in Class A Common Stock in the past 60 days.

On February 16, 2021, in connection with the closing of the Issuer’s initial public offering, the Blackstone Funds sold the below Class A Common Stock and/or Common Units directly to the Issuer at a price of $41.065 per share or unit, as applicable. The $41.065 price represented the initial public offering price of $43.00 per share, less the underwriting discount of $1.935 per share.

Blackstone Fund	Class A Common Stock Sold	Common Units Sold
Blackstone Buzz Holdings L.P.	0	21,267,747
Blackstone Tactical Opportunities Fund—FD L.P.	0	191,822
Blackstone Family Investment Partnership—Growth ESC L.P.	0	41,890
BCP Buzz Holdings L.P.	16,184,106	0
BTO Buzz Holdings II L.P.	7,010,867	0
BXG Buzz Holdings L.P.	1,176,217	0
BSOF Buzz Aggregator L.L.C.	2,627,352	0

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 28, 2021

BCP BUZZ HOLDINGS L.P.

By: BCP VII Holdings Manager – NQ L.L.C., its general partner
By: Blackstone Management Associates VII NQ L.L.C., its managing member
By:	BMA VII NQ L.L.C., its sole member

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BCP VII HOLDINGS MANAGER – NQ L.L.C.

By:	Blackstone Management Associates VII NQ L.L.C., its managing member
By:	BMA VII NQ L.L.C., its sole member

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BLACKSTONE MANAGEMENT ASSOCIATES VII NQ L.L.C.

By:	BMA VII NQ L.L.C., its sole member

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Authorized Signatory

BMA VII NQ L.L.C.

By: Blackstone Holdings II, L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTO BUZZ HOLDINGS II L.P.

By: BTO Holdings Manager L.L.C., its general partner
By: Blackstone Tactical Opportunities Associates, L.L.C.
By: BTOA L.L.C., its managing member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTO HOLDINGS MANAGER L.L.C.

By: Blackstone Tactical Opportunities Associates, L.L.C., its managing member
By: BTOA L.L.C., its managing member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES, L.L.C.

By: BTOA L.L.C., its managing member
By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTOA L.L.C.

By: Blackstone Holdings III L.P., its managing member
By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III L.P.

By: Blackstone Holdings III GP L.P., its general partner
By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III GP L.P.

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BXG BUZZ HOLDINGS L.P.

By: BXG Holdings Manager L.L.C., its general partner
By: Blackstone Growth Associates L.P., its managing member
By: BXGA L.L.C., its general partner
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BXG HOLDINGS MANAGER L.L.C.

By: Blackstone Growth Associates L.P., its managing member
By: BXGA L.L.C., its general partner
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE GROWTH ASSOCIATES L.P.

By: BXGA L.L.C., its general partner
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BXGA L.L.C.

By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BSOF BUZZ AGGREGATOR L.L.C.

By: Blackstone Strategic Opportunity Associates L.L.C., its managing member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE STRATEGIC OPPORTUNITY ASSOCIATES L.L.C.

By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE BUZZ HOLDINGS L.P.

By: BTO Holdings Manager – NQ L.L.C., its general partner
By: Blackstone Tactical Opportunities Associates—NQ L.L.C., its managing member
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTO HOLDINGS MANAGER – NQ L.L.C.

By: Blackstone Tactical Opportunities Associates—NQ L.L.C., its managing member
By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES—NQ L.L.C.

By: BTOA – NQ L.L.C., its sole member
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTOA – NQ L.L.C.

By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE TACTICAL OPPORTUNITIES FUND – FD L.P.

By: Blackstone Tactical Opportunities Associates III—NQ L.P., its general partner
By: BTO DE GP—NQ L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE TACTICAL OPPORTUNITIES ASSOCIATES III—NQ L.P.

By: BTO DE GP—NQ L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BTO DE GP—NQ L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP—GROWTH ESC L.P.

By: BXG Side-by-Side GP L.L.C., its general partner
By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BXG SIDE-BY-SIDE GP L.L.C.

By: Blackstone Holdings II L.P., its managing member
By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS II L.P.

By: Blackstone Holdings I/II GP L.L.C., its general partner

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE HOLDINGS I/II GP L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

THE BLACKSTONE GROUP INC.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Hsi
Name: Tabea Hsi
Title: Senior Managing Director

STEPHEN A. SCHWARZMAN

By:	/s/ Stephen A. Schwarzman
Name: Stephen A. Schwarzman

[Bumble Inc. – Schedule 13D/A]